Exhibit 18.1

December 9, 2005

Tyco International Ltd.
90 Pitts Bay Road
Pembroke, HM 08 Bermuda

Dear Sirs/Madams:

        We have audited the financial statements of Tyco International Ltd. as of September 30, 2005, and September 30, 2004, and for each of the two years in the period ended September 30, 2005, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated December 9, 2005, which expresses an unqualified opinion and includes an explanatory paragraph relating to Company's change in measurement date of its pension and post retirement plans from September 30 to August 31. Notes 8 and 18 to such financial statements contains a description of your adoption during the year ended September 30, 2005 of the change in measurement date for the Company's pension and post retirement plans from September 30 to August 31. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
New York, New York